SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2009 (March 31, 2009)

KNIGHT CAPITAL GROUP, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-14223	22-3689303
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

545 Washington Boulevard, Jersey City, NJ 07310

(Address of principal executive offices) (Zip Code)

(201) 222-9400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

The following information is furnished under Item 7.01, “Regulation FD Disclosure.” This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

On March 31, 2009, Deephaven Capital Management LLC, a Delaware limited liability company (“DCM”), Deephaven Capital Management International Ltd. (“DCM International”), a company organized under the laws of the United Kingdom, and Deephaven Asia Limited, a Hong Kong corporation (“Deephaven Asia” and, together with DCM and DCM International, the “Sellers”) closed the previously announced sale of substantially all of the Sellers’ assets to Stark & Roth, Inc., a Wisconsin corporation (together with its affiliates, “Stark”). Stark has assumed certain limited liabilities of the Sellers and has been assigned the role of investment manager, managing member and general partner of the Global Multi-Strategy Fund for which DCM previously served as investment advisor (the “GMS Fund”).

Following the closing, investors in the GMS Fund will be given the opportunity to elect to have their investments in the GMS Fund reduced to cash by Stark or managed on an ongoing basis by Stark. This election is currently expected to be completed on or before April 30, 2009.

Under the terms of the Purchase Agreement, upon the effectiveness (which is currently expected to occur on May 1, 2009) of the investor elections made by investors in the GMS Fund (“Settlement Date”), DCM will receive a payment of up to $7,333,333 (subject to reduction as set forth below) (the “Settlement Date Payment”). In addition, between the Settlement Date and June 30, 2011, DCM will be entitled to receive deferred payments of up to an additional $20,666,667 (subject to reduction as set forth below) (the “Deferred Payments”). Finally, on June 30, 2011, DCM will be entitled to an additional payment of up to $16,666,667 (subject to reduction as set forth below) multiplied by a fraction (not to exceed 1), the numerator of which is the cumulative return, net of fees and expenses, of the assets under management in the GMS Fund being managed by Stark (or an affiliate thereof) on an on-going basis for the two-year period following the Closing Date, and the denominator of which is the weighted average percentage gain the GMS Fund would have to achieve to meet its high water mark (the “Earn-Out Payment,” and together with the Settlement Date Payment and the Deferred Payments, the “Purchase Price”). Each of the Settlement Date Payment, the Deferred Payments and the Earn-Out Payment are subject to pro rata reduction to the extent that investors in the GMS Fund representing less than $1.4 billion in assets elect to have Stark continue to manage their investment on an on-going basis (with certain assets deemed excluded from the amount of assets being managed by Stark for these purposes as agreed to by the parties). It is currently expected that this formula-based reduction to the three components of the Purchase Price may be significant. In addition, the Purchase Price is subject to off-set (i) to the extent that the aggregate management fee charged to investors in the Other Funds (as defined below) being reduced to cash by Stark is less than 2% and (ii) in order to satisfy certain indemnification obligations of the Sellers and the other parties to the purchase agreement.

In addition, investors in all other funds for which any of the Sellers acted as investment advisor (the “Other Funds”) approved the assignment by DCM to Stark of the role as managing member or investment manager, as applicable, to reduce such Other Funds to cash and return such cash to investors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned’s duly authorized signatory.

Dated April 1, 2009

KNIGHT CAPITAL GROUP, INC.

By:	/s/ Andrew M. Greenstein
Name:	Andrew M. Greenstein
Title:	Managing Director, Associate General Counsel and Assistant Secretary